UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 15, 2008

SILVER STATE BANCORP

(Exact name of Registrant as Specified in Charter)

Nevada	001-33592	88-0456212
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 SOUTH GREEN VALLEY PARKWAY, HENDERSON, NEVADA 89012

(Address of Principal Executive Offices, including zip code)

Registrant’s telephone number, including area code: (702) 433-8300

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 15, 2008, Silver State Bancorp (the “Company”) received a letter from the Nasdaq Stock Market (“Nasdaq”) indicating that the Company no longer complies with the audit committee composition requirements as set forth in Marketplace Rule 4350, which requires a listed company to have an audit committee of at least three independent members. As a result of the resignation of Andrew K. McCain from the board of directors on July 26, 2008, the Company’s audit committee has only two independent members.

In accordance with Marketplace Rule 4350(d)(4), Nasdaq has provided the Company a cure period to regain compliance until the earlier of the Company’s next annual shareholders’ meeting or July 26, 2009; or if the next annual shareholders’ meeting is held before January 22, 2009, then the Company must evidence compliance no later than January 22, 2009. If the Company does not regain compliance within this period, the Nasdaq Stock Market will provide written notification that the Company’s securities will be delisted. Upon receipt of the delisting notification, the Company may appeal the delisting to Nasdaq’s Listings Qualifications Panel.

The Nominating and Governance Committee of the Company has recommended that Mr. Philip C. Peckman be appointed to the Audit Committee to cure the deficiency. Mr. Peckman, currently serves as a Chairman of the Board of Directors, and satisfies the qualifications, including the independence requirements, necessary to serve as a member of the Company’s Audit Committee and previously served on the Audit Committee prior to the Company’s public offering in 2007. The Company expects the Board of Directors to act on this recommendation at its next scheduled meeting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVER STATE BANCORP

	By:	/s/ Michael J. Threet
Michael J. Threet
Chief Financial Officer Chief Operating Officer

Dated: August 21, 2008

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release of Silver State Bancorp dated August 21, 2008.